Exhibit 99.1

For Immediate Release	For more information, contact:
August 11, 2006	Hannah McCarthy, Interim President and CEO
Pennichuck Corporation
603-913-2300 x2308

PENNICHUCK'S INTERIM CEO TO RETURN TO COLLEGIATE WORLD
CEO Hannah M. McCarthy to take Interim Position as President of Newbury College
Leaves with Pennichuck Well Positioned in Eminent Domain Case

Merrimack, NH (NASDAQ: PNNW) - Pennichuck Corporation announced today that Hannah M. McCarthy, interim president and chief executive officer, has accepted an interim position as president of Newbury College in Chestnut Hill, Massachusetts. McCarthy will replace President David A. Ellis, who is stepping down this week to take a new position at Emerson College. She will leave her position at Pennichuck at the end of August.

McCarthy will continue to serve as a member of Pennichuck Corporation's Board of Directors, where she has served since 1994. Dr. John R. Kreick, chairman of the Pennichuck Board of Directors, reported that the search for a permanent CEO and president is ongoing and that if it is not finalized before McCarthy's departure, a new interim CEO and president will be named by the board.

The college presidency is a role for which McCarthy is well suited, having served as president of Daniel Webster College (DWC) for 25 years. She retired from that post in June 2005. "This is a tremendous opportunity to return to collegiate leadership," said McCarthy. "I look forward to continuing the extraordinary progress that Newbury College achieved during Dr. Ellis' tenure and to providing the college community with leadership, stability and the time to undertake a thoughtful assessment of their goals and to then conduct an effective recruitment and selection process for their next permanent president." In addition to her accomplishments at DWC, McCarthy has served as chair of the New Hampshire College and University Council (NHCUC), chair of the NH Postsecondary Education Commission, as a director of the Boys and Girls Club of Greater Nashua for over 20 years, and as a director of the statewide New Hampshire Charitable Foundation, as well as its Nashua

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regional division, where she is now volunteer chair. McCarthy is a member of the Registry of College and University Presidents, which assists colleges in finding seasoned interim leadership during periods of executive transition.

"Hannah has done a tremendous job as interim CEO and Pennichuck was lucky that she was available to jump into that role," said Dr. Kreick. "During Hannah's tenure, we aggressively defended our company against the hostile takeover attempt by Nashua, and we will continue to do so to ensure that our customers, employees and shareholders' interests are protected."

"I am pleased that during my tenure we have preserved our commitment to the company and its customers and the defense of our shareholders' interests. The strength of our company and our case before the PUC derives from our exceptionally talented and dedicated staff who are committed to our mission to provide clean, safe and reliable water. I look forward to continuing to play a role in the company's success as a member of its board," said McCarthy.

Pennichuck Corporation is a holding company located in Merrimack, New Hampshire with three wholly owned operating subsidiaries involved in regulated water supply and distribution throughout southern and central New Hampshire; non-regulated, water-related services conducted through Pennichuck Water Service Company; and real estate investment and development activities conducted through The Southwood Corporation.

Pennichuck Corporation is traded on the NASDAQ Stock Market under the symbol "PNNW."

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